EXHIBIT 5.1

Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067

March 21, 2007

CenterStaging Corp.
3407 Winona Avenue
Burbank, California 91504

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CenterStaging Corp., a Delaware corporation (the “Company”), of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus made part of the Registration Statement (the “Prospectus”), covering the offering by the selling security holders named in the Prospectus for resale of up to 8,161,667 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprised of (i) 75,000 shares (the “Issued Shares”) of Common Stock which are issued and outstanding , (ii) 3,570,000 shares (the “Warrant Shares”) of common stock issuable upon exercise of certain outstanding warrants (the “Warrants”), (iii) up to 3,500,000 shares (the “Conversion Shares”) of common stock issuable upon conversion of two currently outstanding 10% Convertible Debenture due December 31, 2008 and the $500,000 Amended And Restated Secured Debenture Due June 30, 2006 (collectively, the “Debentures”), and (iv) up to 1,016,667 shares that may become issuable if the Company pays interest on the Debentures through the issuance of additional shares of Common Stock (the “Interest Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We neither express nor imply any opinion as to the laws of any other jurisdiction other than the internal laws of the State of California and the Delaware General Corporate Law, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, and in reliance thereon, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable, (ii) the Conversion Shares, when issued upon the conversion of the Debentures in accordance with the terms of the Debentures, (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, and (iv) the Interest Shares, when issued as payment for accrued interest under the Debentures in accordance with the terms of those Debentures, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Troy & Gould TROY & GOULD PROFESSIONAL CORPORATION